Exhibit 99.1

Flexsteel Industries Appoints M. Scott Culbreth

to its Board of Directors

DUBUQUE, Iowa –  December 22, 2021 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and online marketers of furniture products in the United States, announced today the appointment of M. Scott Culbreth as an independent director of the Company effective December 21, 2021.

Mr. Culbreth is a results-driven executive with a strong foundational career in finance and accounting. He has a broad industry background including the consumer energy sector, automotive, and durable consumer goods, and has served in various roles at companies including Newell Brands, Robert Bosch Corporation, and Shell, and is currently the CEO at American Woodmark.

“We are very fortunate to have Scott join our Board of Directors. His human capital management, organizational transformation, innovation, and finance experience will be invaluable as we execute our plan to better serve our customers, generate profitable growth, and improve shareholder returns,” said Flexsteel Chairman Thomas M. Levine. “Scott’s background and experience gives us confidence that he will be a great addition to our Board.”

Flexsteel CEO Jerry Dittmer added, “I am excited to have Scott join the Flexsteel Board of Directors.  He has a distinct set of skills and experiences that will help us continue executing a winning strategy to accelerate the potential of Flexsteel. His background and experience in consumer durable goods and his business and executive experience and leadership skills will be valuable assets to our Board. I’m looking forward to his guidance and working closely with him.”

Professional Background of M. Scott Culbreth

M. Scott Culbreth currently serves as the president and chief executive officer for American Woodmark. He joined the company in 2014 as the senior vice president and chief financial officer and was promoted to CEO and joined the Board of Directors in 2020. Prior to American Woodmark, Mr. Culbreth served as the chief financial officer at Piedmont Hardware Brands from 2013 to 2014 and held various finance-related roles at Newell Brands from 2007-2013. He began his career with Shell Oil Company and developed his international operational skills with Robert Bosch Corporation where he held various financial roles with increasing responsibility. He is currently a member of the Board of Directors at American Woodmark and serves as a member of the Pamplin Finance Advisory Board at Virginia Tech. Mr. Culbreth holds a bachelor’s degree in finance from Virginia Tech and an MBA from Washington University in St. Louis.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers and online marketers of furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, and bedroom furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its eCommerce channel and direct sales force.

For more information, visit our website at http://www.flexsteel.com.

INVESTOR CONTACT:

Derek Schmidt, Flexsteel Industries 563.585.8383

investors@flexsteel.com